EXHIBIT 99.1

Aclaris Therapeutics Acquires Worldwide Rights to Compounds and Key Intellectual Property for Potential Treatment for Hair Loss

Malvern, PA. March 28, 2016 (GLOBE NEWSWIRE) - Aclaris Therapeutics, Inc.  (NASDAQ:ACRS), a clinical stage specialty pharmaceutical company, today announced that it has entered into an agreement with the stockholders of Vixen Pharmaceuticals, Inc. (Vixen) to acquire all of the stock of Vixen. As a result of this transaction, Aclaris acquired worldwide rights to intellectual property licensed to Vixen by Columbia University covering the use of certain Janus Kinase (JAK) inhibitor compounds for the treatment of alopecia areata, androgenetic alopecia and other dermatological conditions. Aclaris has agreed to make an upfront payment and various development and commercial milestone payments, as well as additional payments on potential sales of products using the acquired intellectual property rights.

In a separate transaction, in November 2015, Aclaris’ wholly owned subsidiary, Aclaris Therapeutics International Ltd. (ATIL), entered into a license agreement with JAKPharm LLC and Key Organics.  ATIL exclusively licensed worldwide rights to covalently binding, highly selective JAK3 inhibitor compounds and related intellectual property for the treatment of hair loss and other dermatological conditions.  ATIL made an upfront payment to JAKPharm and Key Organics and has agreed to make various development milestone payments and tiered royalties on potential sales of products that incorporate the licensed compounds.

These transactions significantly expand Aclaris’ JAK inhibitor portfolio and further demonstrate its commitment to the development of potential hair loss treatments.

“The acquisition of the Vixen intellectual property and the licensed JAKPharm and Key Organics compounds solidifies Aclaris’ presence in the JAK inhibitor space and allows us to broaden our focus in hair loss to include androgenetic alopecia, often referred to as female or male pattern baldness,” said Neal Walker, President and Chief Executive Officer of Aclaris. “With this expansion of our pipeline, we continue to pursue our core strategy of developing and commercializing self-pay aesthetic and medical dermatology products for which there is a significant unmet need.”

The discovery of the relationship between JAK inhibition and hair loss was made by a team of researchers at Columbia University, led by Dr. Angela M. Christiano.  The potential clinical efficacy of JAK inhibitors in patients with alopecia areata was described in their groundbreaking Nature Medicine paper (1), followed by the discovery of a role for JAK inhibitors in triggering the normal hair cycle (2) .

“We are delighted to enter into this agreement with Aclaris for the development of JAK inhibitors for alopecia areata, androgenetic alopecia, and other hair loss disorders.” said Dr. Christiano.  “Aclaris has made a strong commitment to research and development for hair disorders, and we look forward to Aclaris bringing JAK inhibitors to the clinic, particularly for alopecia areata.”

About Aclaris Therapeutics, Inc.

Aclaris is a clinical stage specialty pharmaceutical company focused on identifying, developing and commercializing innovative and differentiated drugs to address significant unmet needs in dermatology. The company is based in Malvern, Pennsylvania.  For additional information, please visit the company’s website at www.aclaristx.com

Cautionary Note Regarding Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as "believe", "expect", "may", "plan," "potential," "will," and similar expressions, and are based on Aclaris' current beliefs and expectations. These forward-looking statements include expectations regarding the expansion of the Aclaris development program in hair loss and the clinical development of JAK inhibitors.  These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Risks and uncertainties that may cause actual results to differ materially include uncertainties inherent in the conduct of clinical trials, Aclaris' reliance on third parties over which it may not always have full control, and other risks and uncertainties that are described in the Risk Factors section of Aclaris' Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission (SEC) on March 23, 2016, and other filings Aclaris makes with the SEC from time to time. These documents are available under the "Financial Information" section of the Investors page of Aclaris' website at http://www.aclaristx.com.  Any forward-looking statements speak only as of the date of this press release and are based on information available to Aclaris as of the date of this release, and Aclaris assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise.

References

1.  Xing, L., Dai, Z.,  Jabbari, A., Cerise, J.E., Higgins, C.A., Gong, W., de Jong, A., Harel, S., DeStefano, G.M., Rothman, L., Singh P.,  Petukhova, L., Mackay-Wiggan,J.,  Christiano, A.M., & Clynes, R. Alopecia areata is driven by cytotoxic T lymphocytes and is reversed by JAK inhibition. Nat. Med. 20, 1043–1049 (2014).

2. Harel S., Higgins C.A., Cerise J.E., Dai Z., Chen J.C., Clynes R.,  & Christiano A.M.   Pharmacologic inhibition of JAK-STAT signaling promotes hair growth. Sci Adv.  1,  e1500973        (2015).

Contact:

Aclaris Contact

Dr. Neal Walker

President & CEO

484-324-7933

investors@aclaristx.com

Investor Contact

Patricia L. Bank

Westwicke Partners

Managing Director

415-513-1284

patti.bank@westwicke.com

Media Contact

Mike Beyer

Sam Brown, Inc.

312-961-2502

mikebeyer@sambrown.com